Danimer Scientific Announces Third Quarter 2023 Results

-- PHA-Based Product Revenue Grows 58% vs. Prior Year --

-- Bid Awards Issued to Danimer Converter Partners for Nodax-Based Cutlery Require Approximately 20 million pounds of resin annually --

-- Reduced Guidance Reflects Changes in Customer Launches and Timing of First Shipments --

BAINBRIDGE, GA – November 14, 2023 – Danimer Scientific, Inc. (NYSE: DNMR) (“Danimer” or the “Company”), a leading next-generation bioplastics company focused on the development and production of highly engineered biodegradable materials, today announced financial results for its third quarter, ended September 30, 2023.

Stephen E. Croskrey, Chairman and Chief Executive Officer of Danimer, commented, “We are excited to announce that new business awards associated with a large Quick Service Restaurant program for Nodax-based biodegradable cutlery have been issued to several of our converter partners. Total demand for our product is expected to be approximately 20 million pounds per year at full run-rate, with first shipments expected to begin in the second half of next year. With these cutlery awards, we've now opened another significant product category for our PHA-based resins, which further validates our product in the marketplace and will continue to drive volume across our manufacturing assets.”

Mr. Croskrey continued, “While our sales expectations for the second half of 2023 were adversely impacted by timing delays among several anticipated commercial programs, we believe our work with our commercial partners on these programs is nearly complete and look forward to products launching throughout 2024. We’re pleased to be working with several major brands and share in their commitment to ensuring that each launch transitioning products and packaging from traditional petroleum-based plastics to a more sustainable material is both seamless and an unqualified success. While the time and resources to complete these final steps are proving to be more extensive than we had previously anticipated, particularly with respect to certain novel end-use applications, we are more confident than ever that these launches will enable enduring success. Our materials enable brands to differentiate competitively, extend their environmental leadership roles, and enhance their reputations for sustainability.”

Mr. Croskrey concluded, “Each product launch is generating strong interest from and opportunity to engage with new commercial partners seeking long-term solutions to plastic waste across multiple product categories and industries. While we are disappointed our near-term financial expectations were not met, we view this as a temporary delay and retain our conviction that we are on the right path toward filling our existing capacity and continuing to make progress on our planned footprint expansion strategy.”

Third Quarter 2023 Financial Highlights:

•
Revenues in the third quarter grew to $10.9 million compared to $10.4 million in the year-ago quarter. Strong growth in sales of PHA-based products, which represented 78% of total revenue this quarter compared to 51% in the third quarter of last year, offset expected year-over-year declines in other areas. PLA-based resin sales decreased by $1.8 million relative to last year as a result of business interrupted by the Ukraine conflict. Service revenue in the third quarter was $0.5 million as compared to $1.3 million last year, the continuing result of the successful completion of development work for certain customers now progressing to commercialization.

•
Gross profit in the third quarter was $(7.7) million compared to $(4.1) million in the third quarter of 2022. Adjusted gross profit was $(2.6) million compared to $(1.5) million in the third quarter of last year. The reduction in adjusted gross profit primarily reflects increased fixed production costs associated with greater capacity.
•
Third quarter net loss was $(40.2) million this year compared to a net loss of $(94.9) million last year, primarily reflecting a non-recurring, non-cash goodwill impairment charge of $62.7 million in the prior year.
•
Adjusted EBITDA was $(9.3) million in the third quarter of 2023 compared to $(12.9) million in the third quarter of 2022. The ongoing improvement in adjusted EBITDA primarily reflects the Company’s comprehensive program of expense control measures.

Capital Structure

At September 30, 2023, the Company reported a total debt balance of $379.9 million, including approximately $45.7 million dollars of low-interest New Markets Tax Credit loans that the Company expects will be forgiven between 2026 and 2029. At September 30, 2023, cash and cash equivalents and restricted cash, which is primarily held to satisfy future interest payments, totaled $91.9 million.

Outlook

The Company’s previous full-year adjusted EBITDA guidance range was based on expected strong second half revenue growth through new customer product launches and associated first shipments that did not materialize as planned. Accordingly, the Company has modified its full-year 2023 adjusted EBITDA guidance to a range of $(40) million to $(37) million and will look forward to finalizing a number of expected product launches in 2024. Separately, the Company now anticipates full-year capital expenditures in the range of $27 million to $29 million, which is a revision toward the more favorable end of its wider previous range.

Webcast & Conference Call

A webcast and conference call will be held today, November 14, at 4:30 p.m. Eastern Time to review the Company’s third quarter results, discuss recent events and conduct a question-and-answer session. The live webcast of the conference call can be accessed on the Investor Relations section of the Company’s website at https://ir.danimerscientific.com.

For those unable to access the webcast, the conference call will be accessible domestically or internationally, by dialing 1-888-886-7786 or 1-416-764-8658, respectively. Upon dialing in, please request to join the Danimer Scientific Third Quarter 2023 Earnings Conference Call. The archived webcast will be available for replay on the Company's website after the call.

About Danimer Scientific

Danimer is a pioneer in creating more sustainable, more natural ways to make plastic products. For more than a decade, its renewable and sustainable biopolymers have helped create plastic products that are biodegradable and compostable and return to nature instead of polluting our lands and waters. Danimer’s technology can be found in a vast array of plastic end products that people use every day. Applications for its biopolymers include additives, aqueous coatings, extrusion coating, fibers, filaments, films and injection-molded articles, among others. Danimer holds more than 480 granted patents and pending patent applications in more than 20 countries for a range of manufacturing processes and biopolymer formulations. For more information, please visit https://danimerscientific.com.

Forward-Looking Statements

Please note that this press release may use words such as “appears,” “anticipates,” “believes”, “plans,” “expects,” “intends,” “future”, and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our expectations for full year 2023 capital expenditures, Adjusted EBITDA and cash balances. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy, including, but not limited to, its ability to expand its production facilities and plants to meet customer demand for its products and the timing thereof; risks relating to the uncertainty of the projected financial information with respect to the Company; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to our products; the Company’s exposure to product liability or product warranty claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s manufacturing facilities and suppliers, as well as consumer demand for our products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact on our business, operations and financial results from the ongoing conflict in Ukraine; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize potential net operating loss carryforwards; and changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

Investors

James Palczynski

Phone: 415-876-8429

ir@danimer.com

Media

Anthony Priwer

apriwer@daltonagency.com

Phone: 615-515-4891

Danimer Scientific, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in thousands, except share and per share data)	2023	2022
Assets:
Current assets:
Cash and cash equivalents	$77,393	$62,792
Accounts receivable, net	12,422	17,989
Other receivables, net	715	1,635
Inventories, net	26,685	32,743
Prepaid expenses and other current assets	4,754	5,225
Contract assets, net	5,103	4,687
Total current assets	127,072	125,071

Property, plant and equipment, net	449,824	453,949
Intangible assets, net	78,660	80,941
Right-of-use assets	19,157	19,028
Leverage loans receivable	31,446	31,446
Restricted cash	14,461	1,609
Other assets	346	226
Total assets	$720,966	$712,270

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$3,909	$14,977
Accrued liabilities	5,899	5,001
Deferred revenue	438	-
Current portion of lease liability	3,337	3,337
Current portion of long-term debt, net	1,184	1,972
Total current liabilities	14,767	25,287

Private warrants liability	113	212
Long-term lease liability, net	21,965	22,114
Long-term debt, net	378,687	286,398
Deferred income taxes	-	200
Other long-term liabilities	1,153	447
Total liabilities	$416,685	$334,658

Stockholders' equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized: 102,035,267 and 101,804,454 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	$10	$10
Additional paid-in capital	718,958	676,250
Accumulated deficit	(414,687)	(298,648)
Total stockholders’ equity	304,281	377,612
Total liabilities and stockholders’ equity	$720,966	$712,270

Danimer Scientific, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
Revenue:
Products	$10,454	$9,099	$33,724	$33,890
Services	494	1,349	2,015	4,004
Total revenue	10,948	10,448	35,739	37,894

Costs and expenses:
Cost of revenue	18,685	14,503	56,327	45,606
Selling, general and administrative	16,555	19,413	52,098	62,042
Research and development	6,883	7,947	21,667	24,469
Loss on sale of assets	64	-	234	1
Impairment of long-lived assets	-	63,491	-	63,491
Total costs and expenses	42,187	105,354	130,326	195,609
Loss from operations	(31,239)	(94,906)	(94,587)	(157,715)
Nonoperating income (expense):
Gain on remeasurement of private warrants	132	1,607	99	8,614
Interest, net	(8,584)	(553)	(21,132)	(2,197)
Loss on loan extinguishment	-	(1,500)	(102)	(1,500)
Other, net	-	240	-	324
Total nonoperating income (expense):	(8,452)	(206)	(21,135)	5,241
Loss before income taxes	(39,691)	(95,112)	(115,722)	(152,474)
Income taxes	(468)	236	(317)	767
Net loss	$(40,159)	$(94,876)	$(116,039)	$(151,707)

Basic and diluted net loss per share	$(0.39)	$(0.94)	$(1.14)	$(1.50)

Weighted average number of shares used to compute:
Basic and diluted net loss per share	102,025,684	101,199,195	101,953,827	100,993,068

Danimer Scientific, Inc.

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
(in thousands)	2023	2022
Cash flows from operating activities:
Net loss	$(116,039)	$(151,707)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	42,227	42,398
Depreciation and amortization	22,005	13,172
Amortization of debt issuance costs	6,209	1,601
Accounts receivable reserves	(1,462)	1,205
Inventory reserves	540	609
Amortization of right-of-use assets and lease liability	(278)	(270)
Loss on disposal of assets	234	1
Deferred income taxes	(199)	(767)
Loss on extinguishment of debt	102	1,500
Gain on remeasurement of private warrants	(99)	(8,614)
Contract asset reserve	-	1,215
Impairment of long-lived assets	-	63,491
Other	941	43
Changes in operating assets and liabilities
Accounts receivable	7,029	(1,747)
Other receivables	555	2,724
Inventories, net	5,475	(14,271)
Prepaid expenses and other current assets	1,816	1,749
Contract assets	(1,244)	(2,019)
Other assets	(119)	(5)
Accounts payable	(2,061)	(4,642)
Accrued liabilities	1,893	(5,037)
Other long-term liabilities	706	3
Unearned revenue and contract liabilities	438	1,786
Net cash used in operating activities	(31,331)	(57,582)
Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(25,722)	(133,632)
Proceeds from sales of property, plant and equipment	18	55
Investment in leverage loan receivable related to NMTC financing	-	(18,037)
Acquisition of Novomer, net of cash acquired	-	(14)
Net cash used in investing activities	(25,704)	(151,628)
Cash flows from financing activities:
Proceeds from long-term debt	130,000	24,700
Cash paid for debt issuance costs	(33,296)	(1,547)
Principal payments on long-term debt	(12,437)	(886)
Proceeds from employee stock purchase plan	282	526
Employee taxes related to stock-based compensation	(61)	-
Proceeds from exercise of stock options	-	215
Proceeds from issuance of common stock, net of issuance costs	-	79
Cost related to warrants	-	(55)
Net cash provided by financing activities	84,488	23,032
Net increase (decrease) in cash and cash equivalents and restricted cash	27,453	(186,178)
Cash and cash equivalents and restricted cash-beginning of period	64,401	286,968
Cash and cash equivalents and restricted cash-end of period	$91,854	$100,790

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures “Adjusted EBITDA”, “Adjusted gross profit” and "Adjusted gross margin". Danimer management views these metrics as a useful way to look at the performance of its operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income or loss plus net interest expense, income taxes, depreciation and amortization, as adjusted to add back certain charges or gains that Danimer may record each period such as remeasurement of private warrants, stock-based compensation expense, as well as non-recurring charges such as (i) asset disposal gains or losses as well as other significant gains or losses such as debt extinguishments and impairment of goodwill; (ii) legal settlements; or (iii) other discrete non-recurring items. Danimer believes these items are not considered an indicator of ongoing performance. Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. The measure is used as a supplement to GAAP results in evaluating certain aspects of Danimer’s business, as described below.

Adjusted gross profit is defined as gross profit plus depreciation, stock-based compensation and nonrecurring items.

Adjusted gross margin is defined as adjusted gross profit divided by total revenue.

Danimer believes that each of Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin is useful to investors in evaluating the Company’s performance because each measure considers the performance of the Company’s operations, excluding decisions made with respect to capital investment, financing and other non-recurring charges as outlined in the preceding paragraph. Danimer believes these non-GAAP metrics offer additional financial information that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of its results of operations and the factors and trends affecting its business.

Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin should not be considered as an alternative to net income or loss as an indicator of its performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although Danimer believes that Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin may enhance an evaluation of its operating performance based on recent revenue generation and product/overhead cost control because it excludes the impact of prior decisions made about capital investment, financing and other expenses, (i) other companies in Danimer’s industry may define Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin differently than Danimer does and, as a result, they may not be comparable to similarly titled measures used by other companies in its industry, and (ii) Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin exclude certain financial information that some may consider important in evaluating Danimer’s performance.

Danimer compensates for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of Danimer’s operating results. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, reconciliations to GAAP financial measures are not provided for forward-looking non-GAAP measures. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Danimer Scientific, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss) (Unaudited)

	Three Months Ended September 30,
	2023	2022
(in thousands)
Net loss	$(40,159)	$(94,876)
Stock-based compensation	14,324	14,305
Interest, net	8,584	553
Depreciation and amortization	7,253	4,585
Income taxes	468	(236)
Gain on remeasurement of private warrants	(132)	(1,607)
Strategic reorganization and related	382	-
Litigation and other legal related	28	375
Loss on extinguishment of debt	-	1,500
Impairment of goodwill	-	62,663
Public company transition	-	35
Other, net	-	(240)
Adjusted EBITDA	$(9,252)	$(12,943)

Reconciliation of Adjusted Gross Profit (Loss) to Gross Profit (Loss) (Unaudited)

	Three Months Ended September 30,
	2023	2022
(in thousands)
Total revenue	$10,948	$10,448
Cost of revenue	18,685	14,503
Gross loss	(7,737)	(4,055)
Depreciation	5,086	2,571
Stock-based compensation	2	22
Adjusted gross loss	$(2,649)	$(1,462)

Adjusted gross margin	-24.2%	-14.0%